Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FISCAL 2015 SECOND QUARTER RESULTS

Second quarter revenues of $542.5 million, a 7% increase compared to prior year second quarter

Second quarter AOCF of $149.8 million, an 18% increase compared to prior year second quarter

NEW YORK, N.Y., February 6, 2015 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the second quarter ended December 31, 2014.

Second quarter revenues of $542.5 million grew 7%, as compared to the prior year quarter. This was primarily due to an increase in revenues in the Company’s MSG Entertainment and MSG Sports segments, as well as the MSG Media segment, excluding the impact of prior year quarter Fuse revenues as the Company completed its sale of the network on July 1, 2014. The increase in revenues in the MSG Entertainment segment includes the positive impact of the Forum being open in the fiscal 2015 second quarter, versus being closed for renovation during the prior year quarter. The increase in revenues in the MSG Sports segment includes the positive impact of the Madison Square Garden Arena being fully open in the second quarter, versus the prior year quarter in which the venue was closed until late October due to the final phase of the Transformation project.

Adjusted operating cash flow (“AOCF”)(1) of $149.8 million increased 18%, as compared to the prior year quarter, due to improved AOCF results in all three of the Company’s business segments, partially offset by an increase in unallocated corporate expenses (“Other”). The absence of Fuse’s operating results did not have a material impact on MSG Media AOCF or total company AOCF in the fiscal 2015 second quarter. Operating income of $138.3 million increased 43% and net income of $61.2 million ($0.78 per diluted share) increased 1%, both as compared to the prior year quarter.

President and CEO Tad Smith said, “Our Company delivered double-digit AOCF growth in the second quarter as we benefited from the full availability of the Forum and The Garden, as well as broad-based organic growth. Additionally, we are continuing to explore the possible separation of our businesses and believe that the creation of two distinct publicly traded companies would provide both new entities with greater flexibility to pursue their own business plans, while enabling investors to evaluate more clearly each company’s unique assets and potential.”

Results from Operations

Segment results for the quarters ended December 31, 2014 and 2013 are as follows:

	Revenues			AOCF			Operating Income (Loss)
$ millions	F’Q2 2015	F’Q2 2014	% Change	F’Q2 2015	F’Q2 2014	% Change	F’Q2 2015	F’Q2 2014	% Change
MSG Media	$166.2	$180.7	(8)%	$89.1	$85.8	4%	$108.9	$80.7	35%
MSG Entertainment	194.1	163.1	19%	56.1	42.3	33%	52.3	38.2	37%
MSG Sports	202.5	183.4	10%	14.9	1.1	NM	11.4	(2.9)	NM
Other (includes eliminations)	(20.3)	(17.8)	(14)%	(10.3)	(2.6)	(291)%	(34.3)	(19.4)	(77)%

Total Company	$542.5	$509.4	7%	$149.8	$126.6	18%	$138.3	$96.5	43%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the fiscal 2015 second quarter as compared to the prior year period, MSG Media revenues of $166.2 million decreased 8%. Affiliation fee revenue decreased $10.3 million, primarily due to the absence of affiliation fee revenue for Fuse, partially offset by a small increase in affiliation fee revenue at MSG Networks. The increase at MSG Networks was mainly a result of higher affiliation rates and, to a lesser extent, the favorable impact of affiliate adjustments, partially offset by the impact of a low single digit percentage decrease in subscribers versus the prior year period. Advertising revenue decreased $5.4 million, primarily due to the absence of advertising revenue for Fuse, partially offset by an increase in advertising revenue at MSG Networks. Other revenue increased $1.1 million primarily due to a retroactive royalty payment. Second quarter AOCF of $89.1 million increased 4% due to a decrease in selling, general and administrative and direct operating expenses, mostly offset by the decrease in revenues. The decrease in selling, general and administrative expenses was due to the absence of expenses for Fuse, while the decrease in direct operating expenses was due to the absence of expenses for Fuse, partially offset by an increase in expenses at MSG Networks. Second quarter operating income of $108.9 million increased 35%, primarily due to a $23.8 million increase in the gain on sale of Fuse realized in the quarter. During the quarter, the Company satisfied certain performance goals necessary to recognize the value of the 15% equity interest in SiTV Media, LLC received as consideration in the transaction.

MSG Entertainment

For the fiscal 2015 second quarter as compared to the prior year period, MSG Entertainment revenues of $194.1 million increased 19%. The increase was primarily due to higher event-related revenues at the Forum, the Madison Square Garden Arena and The Chicago Theatre, an increase in revenues for the Radio City Christmas Spectacular franchise (primarily due to the production at Radio City Music Hall), and higher venue-related sponsorship and signage and suite rental fee revenues. This was partially offset by lower event-related revenues at Radio City Music Hall (excluding the Radio City Christmas Spectacular). Second quarter AOCF of $56.1 million increased 33% and operating income of $52.3 million increased 37%, both due to the increase in revenues, partially offset by an increase in direct operating expenses. The increase in direct operating expenses was primarily due to higher event-related operating expenses, mainly a result of the increase in the overall number of events held at the Company’s venues.

MSG Sports

For the fiscal 2015 second quarter as compared to the prior year period, MSG Sports revenues of $202.5 million increased 10%, which includes the favorable impact of The Garden being fully open during the quarter. On an overall basis, the increase in revenues was primarily due to higher professional sports team pre/regular season ticket-related revenue, suite rental fee revenue, inter-segment broadcast rights fees, professional sports team pre/regular season food, beverage and merchandise sales, and professional sports team sponsorship and signage revenues. Second quarter AOCF increased by $13.8 million to $14.9 million and operating income increased by $14.3 million to $11.4 million, both primarily due to the increase in revenues, partially offset by an increase in selling, general and administrative expenses and, to a lesser extent, higher direct operating expenses. The increase in selling, general and administrative expenses was primarily due to higher team-related marketing costs, allocated corporate general and administrative expenses and employee compensation and related benefits, partially offset by the absence of marketing costs recorded in the prior year quarter associated with the debut of the fully transformed Madison Square Garden Arena.

About The Madison Square Garden Company

The Madison Square Garden Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment and is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular and the New York Spring Spectacular, both featuring the Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits, and 4) gains or losses on sales or dispositions of businesses. The Company excluded the gain on sale of Fuse from AOCF as it is not indicative of the Company’s ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns	Ari Danes, CFA
Senior Vice President	Vice President
Communications	Investor Relations
The Madison Square	The Madison Square
Garden Company	Garden Company
(212) 465-6442	(212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 68954519

Conference call replay number is 855-859-2056 / Conference ID Number 68954519 until February 13, 2015

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenues	$542,528	$509,379	$784,268	$724,964

Direct operating expenses	(307,560)	(301,074)	(401,463)	(381,158)
Selling, general and administrative expenses	(92,150)	(87,370)	(167,450)	(160,201)
Depreciation and amortization	(28,245)	(24,388)	(65,846)	(47,195)
Gain on sale of Fuse	23,764	—	186,178	—

Operating income	138,337	96,547	335,687	136,410
Other income (expense):
Equity in loss of nonconsolidated affiliates(1)	(30,151)	(738)	(32,755)	(738)
Interest expense, net	(715)	(1,213)	(1,442)	(2,501)
Miscellaneous income	639	17	1,353	23

Income from operations before income taxes	108,110	94,613	302,843	133,194
Income tax expense	(46,880)	(34,104)	(133,540)	(48,817)

Net income	$61,230	$60,509	$169,303	$84,377

Basic earnings per common share	$0.79	$0.79	$2.18	$1.10

Diluted earnings per common share	$0.78	$0.77	$2.16	$1.08

Basic weighted-average number of common shares outstanding	77,727	77,035	77,611	77,024
Diluted weighted-average number of common shares outstanding	78,252	78,116	78,271	78,109

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.
•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.
•	Gain on sale of Fuse. This adjustment eliminates the pre-tax gain on the sale of Fuse.

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Operating income	$138,337	$96,547	$335,687	$136,410
Share-based compensation	7,027	5,637	10,644	8,467
Depreciation and amortization	28,245	24,388	65,846	47,195
Gain on sale of Fuse	(23,764)	—	(186,178)	—

Adjusted operating cash flow	$149,845	$126,572	$225,999	$192,072

1.	Equity in loss of nonconsolidated affiliates in the second quarter of fiscal 2015 includes a $23.6 million non-cash impairment charge for Brooklyn Bowl Las Vegas, LLC and the Company’s $2.8 million share of the net loss of Brooklyn Bowl Las Vegas, LLC.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended December 31,
	2014	2013	% Change
MSG Media	$166,220	$180,709	(8)%
MSG Entertainment	194,125	163,100	19%
MSG Sports	202,512	183,389	10%
Other (including Inter-segment eliminations)	(20,329)	(17,819)	(14)%

Total Madison Square Garden Company	$542,528	$509,379	7%

	Six Months Ended December 31,
	2014	2013	% Change
MSG Media	$308,890	$347,324	(11)%
MSG Entertainment	259,360	191,725	35%
MSG Sports	256,017	221,554	16%
Other (including Inter-segment eliminations)	(39,999)	(35,639)	(12)%

Total Madison Square Garden Company	$784,268	$724,964	8%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2014	2013	Change	2014	2013	Change
MSG Media	$89,091	$85,794	4%	$108,938	$80,664	35%
MSG Entertainment	56,146	42,320	33%	52,289	38,183	37%
MSG Sports	14,944	1,102	NM	11,414	(2,911)	NM
All other	(10,336)	(2,644)	(291)%	(34,304)	(19,389)	(77)%

Total Madison Square Garden Company	$149,845	$126,572	18%	$138,337	$96,547	43%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended December 31,		%	Six Months Ended December 31,		%
	2014	2013	Change	2014	2013	Change
MSG Media	$170,185	$167,244	2%	$348,371	$157,367	121%
MSG Entertainment	51,726	27,310	89%	44,077	19,774	123%
MSG Sports	22,568	4,025	461%	5,031	(3,321)	NM
All other	(18,480)	(6,507)	(184)%	(61,792)	(37,410)	(65)%

Total Madison Square Garden Company	$225,999	$192,072	18%	$335,687	$136,410	146%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2014 (Unaudited)	June 30, 2014 (Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$378,920	$92,251
Restricted cash	14,180	9,823
Accounts receivable, net	139,589	135,369
Net related party receivables	25,690	25,156
Prepaid expenses	51,704	37,108
Other current assets	23,746	23,216
Assets held for sale	—	77,056

Total current assets	633,829	399,979
Investments in and loans to nonconsolidated affiliates	224,574	225,632
Property and equipment, net	1,238,706	1,252,467
Amortizable intangible assets, net	75,107	80,306
Indefinite-lived intangible assets	163,850	163,850
Goodwill	701,674	701,674
Other assets	111,857	102,053

Total assets	$3,149,597	$2,925,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$25,542	$16,710
Net related party payables	1,057	283
Income taxes payable	38,272	13,418
Accrued liabilities:
Employee related costs	74,990	102,097
Other accrued liabilities	152,800	159,585
Deferred revenue	362,723	300,937
Liabilities held for sale	—	11,171

Total current liabilities	655,384	604,201
Defined benefit and other postretirement obligations	73,311	75,728
Other employee related costs	54,820	61,284
Other liabilities	56,869	59,970
Deferred tax liability	531,491	520,334

Total liabilities	1,371,875	1,321,517

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 63,940 and 63,606 shares outstanding as of December 31, 2014 and June 30, 2014, respectively	643	639
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of December 31, 2014 and June 30, 2014	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,085,402	1,081,055
Treasury stock, at cost, 318 and 317 shares as of December 31, 2014 and June 30, 2014, respectively	(8,532)	(7,537)
Retained earnings	722,165	552,862
Accumulated other comprehensive loss	(22,092)	(22,711)

Total stockholders’ equity	1,777,722	1,604,444

Total liabilities and stockholders’ equity	$3,149,597	$2,925,961

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended December 31,
	2014	2013
Net cash provided by operating activities	$115,045	$223,867

Net cash provided by (used in) investing activities	178,955	(345,994)

Net cash used in financing activities	(7,331)	(1,257)

Net increase (decrease) in cash and cash equivalents	286,669	(123,384)
Cash and cash equivalents at beginning of period	92,251	277,913

Cash and cash equivalents at end of period	$378,920	$154,529